METROPOLITAN LIFE INSURANCE COMPANY . [200 PARK AVENUE . NEW YORK, NY . 02116]

                                A STOCK COMPANY

WE ARE PLEASED TO PROVIDE YOU THE        PLEASE READ ALL ATTACHED FORMS
BENEFITS OF THIS ANNUITY CONTRACT.       CAREFULLY.

THE CONTRACT IS SUBJECT TO THE TERMS AND CONDITIONS STATED ON THE ATTACHED PAGES, ALL OF WHICH ARE A PART OF IT. THE CONTRACT IS ISSUED IN CONSIDERATION OF THE PURCHASE PAYMENTS.

Based on the maximum charges of the Separate Account assets, the smallest yearly gross investment rate which would have to be earned on the assets of an Underlying Fund so that the dollar amount of variable annuity payments will not decrease is [4.50%]. The Smallest Yearly Gross Investment Rate is equal to the Assumed Net Investment Rate of 3.00% plus the annual mortality and expense risk deduction for all funds.

                        EXECUTED AT NEW YORK, NEW YORK

                                   [GRAPHIC]

                             [Steven A. Kandarian
                                  President]

 THIS IS A LEGAL CONTRACT BETWEEN YOU   PLEASE READ YOUR CONTRACT CAREFULLY.
 AND US.

           FLEXIBLE PREMIUM DEFERRED GROUP VARIABLE ANNUITY CONTRACT
                                 TAX QUALIFIED

                 ELECTIVE OPTIONS           NON-PARTICIPATING

ANNUITY PAYMENTS, DEATH BENEFITS, WITHDRAWAL VALUES AND OTHER CASH VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF THE UNDERLYING FUNDS, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

 WE RESERVE THE RIGHT TO RESTRICT THE AVAILABILITY OF THE FIXED ACCOUNT AFTER
                                    ISSUE.

M-14634

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                               TABLE OF CONTENTS

Contract Specifications............................................... [Page 3
Definitions...........................................................  Page 7
Purchase Payments.....................................................  Page 9
General Contract Provisions...........................................  Page 9
Valuation Information................................................. Page 10
Transfers Between Underlying Funds.................................... Page 11
Transfers from Underlying Funds to Contracts not Issued by Us......... Page 12
Transfers from Other Contracts Issued by Us........................... Page 12
Transfers to Other Contracts Issued by Us............................. Page 12
Distributions from the Contract....................................... Page 12
Contract Charges...................................................... Page 12
Contract Discontinuance Provisions.................................... Page 12
Settlement Provisions................................................. Page 13
   Variable Annuity................................................... Page 14
   Fixed Annuity...................................................... Page 14
   Annuity Options.................................................... Page 15
Annuity Tables........................................................ Page 16]

          Any Riders or Endorsements follow the Life Annuity Tables.

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                            CONTRACT SPECIFICATIONS

 CONTRACT OWNER                         [TRUSTEE OF THE X RETIREMENT PLAN]

 PLAN NAME                              [THE X RETIREMENT PLAN]

 CONTRACT NUMBER                        [SPECIMEN]

 CONTRACT DATE                          [12/01/13]

PURCHASE PAYMENT/TERMINATION AMOUNTS

 Minimum Average Purchase Payment       [$10,000] per Contract Year
 Amount:

 Maximum Aggregate Purchase Payment     [$3,000,000] without prior approval
 Amount:                                by Our Office

 Termination Amount:                    $20,000

AMOUNTS DEDUCTED ON SURRENDER:

For the purpose of determining the Amounts Deducted on Surrender, the surrender charge is calculated as a percentage of the Cash Value being surrendered.

CONTRACT YEAR                             SURRENDER CHARGE
-------------                              ----------------
                               (on amounts not previously surrendered)
           [1 - 2                                5%
            3 - 4                                4%
            5 - 6                                3%
            7 - 8                                2%
      9 and thereafter                           0%]

We guarantee that the aggregate surrender charge will never exceed 8.5% of the total purchase payments made.

ALLOWABLE DISTRIBUTIONS PRIOR TO CONTRACT DISCONTINUANCE NOT SUBJECT TO AMOUNTS DEDUCTED ON SURRENDER:

Retirement, Separation from Service, loans, hardship withdrawals (as defined by the Internal Revenue Code), death, disability (as defined by the Internal Revenue Code section [72][ m]7), minimum distribution (as defined by the Internal Revenue Code), return of Excess Plan Contributions, certain Plan expenses as mutually agreed upon, transfers to an employer stock fund, and annuitization under this contract to another contract issued by Us. Distributions may be in the form of cash payments, Annuity Options or to a deferred Annuity issued by Us.

For distributions subject to Amounts Deducted on Surrender, the applicable portion of the Cash Surrender Value of Your Account will be paid to satisfy the requested distribution. For allowable distributions not subject to Amounts Deducted on Surrender, the applicable portion of the Cash Value of Your Account will be paid to satisfy the requested distribution.

FIXED ACCOUNT (This section only applies if the Fixed Account Rider is attached to Your Contract)

FIXED ACCOUNT INITIAL INTEREST RATE FOR INITIAL PURCHASE PAYMENT: [1%]

GUARANTEED MINIMUM INTEREST RATE FOR THE FIXED ACCOUNT: [1%]

WE RESERVE THE RIGHT WITH 30 DAYS ADVANCE WRITTEN NOTICE TO RESTRICT PURCHASE PAYMENTS AND TRANSFERS TO THE FIXED ACCOUNT IF THE CREDITED INTEREST RATE EQUALS THE MINIMUM GUARANTEED INTEREST RATE. WE WILL PROVIDE YOU ADVANCE WRITTEN NOTICE IF THESE RESTRICTIONS ON PURCHASE PAYMENTS AND TRANSFERS ARE SUBSEQUENTLY LIFTED.

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                            CONTRACT SPECIFICATIONS

MORTALITY AND EXPENSE RISK DEDUCTION

The annual mortality and expense risk deduction is [1.50%] for all fund options listed in the Funding Options section of the Contract Specifications. This amounts to a daily deduction of [.00004110] per Underlying Fund.

ASSUMED DAILY NET INVESTMENT FACTOR: Upon annuitization, the Assumed Daily Net Investment Factor for variable payments is 1.000081 for each Funding Option. When expressed on an annual basis this equals 3%, for variable payments, assuming a 365-day year.

FUND TRANSFERS

UNDERLYING FUND TRANSFER CHARGE:     [$0.00]

We reserve the right to limit the number of transfers in an account between Underlying Funds. The minimum number of transfers allowed would be one in any six-month period. We reserve the right to assess a processing fee not to exceed $10.00 per transaction upon 30 days' written notice to You.

Certain funds are considered Competing Funds as shown in the Funding Options section of the Contract Specifications and are subject to transfer restrictions as described in the Fixed Account Rider (if applicable).

[Transfers from the Fixed Account, either to the Underlying Funds or to contracts not issued by Us, as described in the Fixed Account Rider (if applicable), may not exceed [20%] per Contract Year of the Cash Value in the Fixed Account valued on each Contract Year anniversary.]

[FREE WITHDRAWAL ALLOWANCE

[After the first Contract Year and] to the extent permitted under current law, You may take partial surrenders annually of up to [10%] of the Cash Value in Your Account as of the first Valuation Date of any given Contract Year without imposition of Amounts Deducted on Surrender. The free withdrawal allowance applies to partial surrenders of any amount and to full surrenders.

Note: Any free withdrawal taken will reduce Purchase Payments no longer subject to a surrender charge. The available amount will be calculated as of the end of the previous Contract Year. The free withdrawal amount is not cumulative from year to year.]

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                            CONTRACT SPECIFICATIONS

SEPARATE ACCOUNT: [Metropolitan Life Separate Account E]

UNDERLYING FUNDS:

[American Funds Balanced Allocation Portfolio            MFS(R) Emerging Markets Equity Portfolio
American Funds Global Growth Fund                        MFS(R) Research International Portfolio
American Funds Growth Allocation Portfolio               MFS(R) Total Return Portfolio **
American Funds Growth Fund                               MFS(R) Value Portfolio
American Funds Growth-Income Fund                        Invesco Small Cap Growth Portfolio
American Funds Moderate Allocation Portfolio             MetLife Aggressive Strategy Portfolio
Barclays Aggregate Bond Index Portfolio *                MetLife Conservative Allocation Portfolio
BlackRock Bond Income Portfolio *                        MetLife Conservative to Moderate Allocation Portfolio
BlackRock Capital Appreciation Portfolio                 MetLife Mid Cap Stock Index Portfolio
BlackRock Diversified Portfolio **                       MetLife Moderate Allocation Portfolio
BlackRock High Yield Portfolio*                          MetLife Moderate to Aggressive Allocation Portfolio
BlackRock Large Cap Core Portfolio                       MetLife Multi-Index Targeted Risk Portfolio
BlackRock Large Cap Value Portfolio                      MetLife Stock Index Portfolio
BlackRock Money Market Portfolio                         MSCI EAFE(R) Index Portfolio
Clarion Global Real Estate Portfolio                     Neuberger Berman Genesis Portfolio
Davis Venture Value Portfolio                            Oppenheimer Global Equity Portfolio - Class B
Delaware VIP Small Cap Value Series                      Pioneer Fund Portfolio
Enterprise Portfolio                                     Pioneer Strategic Income Portfolio ** *
Frontier Mid Cap Growth Portfolio                        PIMCO Inflation Protected Bond Portfolio *
Harris Oakmark International Portfolio                   PIMCO Total Return Portfolio *
Janus Forty Portfolio                                    Pyramis(R) Managed Risk Portfolio
Jennison Growth Portfolio                                Russell 2000(R) Index Portfolio
JPMorgan Small Cap Value Portfolio                       Templeton Developing Markets Securities Fund
ClearBridge Aggressive Growth Portfolio                  Templeton Foreign Securities Fund
ClearBridge Variable Appreciation Portfolio              Third Avenue Small Cap Value Portfolio
ClearBridge Variable Equity Income Portfolio **          T. Rowe Price Large Cap Growth Portfolio
ClearBridge Variable All Cap Value Portfolio             T. Rowe Price Large Cap Value Portfolio
ClearBridge Variable Large Cap Growth Portfolio          T. Rowe Price Small Cap Growth Portfolio
ClearBridge Variable Large Cap Value Portfolio           Invesco Comstock Portfolio
ClearBridge Variable Small Cap Growth Portfolio          VIP Contrafund(R) Portfolio
Legg Mason Investment Counsel Variable Social Awareness  VIP Mid Cap Portfolio
Portfolio
Lord Abbett Bond Debenture Portfolio *                   Western Asset Management U.S. Government Portfolio *
Lord Abbett Mid Cap Value Portfolio                      Western Asset Variable High Income Portfolio*]

The Underlying Funds marked with an asterisk (*) are considered Competing Funds, and are subject to transfer restrictions as described in the Fixed Account Rider (if applicable). We reserve the right to change which funds are considered Competing Funds in the future, but We will provide advance written notice to You of any such changes.

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                     [This Page Left Intentionally Blank]

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                                  DEFINITIONS

(A) ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of this contract. An Accumulation Unit exists for each Underlying Fund. The value of this measure is called the Accumulation Unit Value.

(B)ANNUITANT - The person on whose life the Annuity payments are made.

(C) ANNUITY - Payment of income for a stated period or amount.

(D) ANNUITY COMMENCEMENT DATE - The date on which Annuity payments begin.

(E) BENEFICIARY(IES) - The Beneficiary of this contract is the Plan Trustee unless the Plan provides otherwise. Any Beneficiary designated by the Participant(s) or Annuitant(s) shall be maintained by You under the provisions of the Plan.

(F) CASH SURRENDER VALUE - The Cash Value less any Amounts Deducted on Surrender shown on the Contract Specifications page and any applicable Premium Tax.

(G) CASH VALUE - The value of the Accumulation Units in Your Account less any reduction for administrative charges. Sometimes referred to as "Account Value."

(H) COMPETING FUND - Any funding option under the Plan which, in Our opinion, consists primarily of fixed income securities and/or money market instruments. Competing Funds are noted on the Contract Specifications.

(I) CONTRACT DATE - The date this contract is issued as shown on the Contract Specifications page.

(J) CONTRACT DISCONTINUANCE - Termination of this contract by Us or by Your Written Request.

(K) CONTRACT YEAR - The twelve-month period beginning with the Contract Date or any anniversary thereof. This may or may not coincide with the Plan year.

(L) DUE PROOF OF DEATH - (i) A copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

(M) EXCESS PLAN CONTRIBUTIONS - Plan contributions including excess deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

(N) FIXED ANNUITY - An Annuity with payments which remain fixed as to dollar amount throughout the payment period.

(O) OUR OFFICE - The home office of MetLife Insurance Company of Connecticut or any other office which We may designate for the purpose of administering this contract. All correspondence concerning this contract should be sent to Our mailing address stated on the cover page of this contract.

(P) PARTICIPANT- An eligible person who is a member in the Plan.

(Q) PLAN - The Plan designated on the Contract Specifications page. We are not a party to the Plan. We do not assume the responsibilities of the Plan Administrator, nor are We bound by the terms of the Plan. All records pertaining to the Plan will be open for inspection by Us. We are not bound by any material change in the Plan terms or administration after the Contract Date, unless we agree otherwise.

(R) PLAN ADMINISTRATOR - The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

(S) PLAN TERMINATION - Termination of Your Plan, including partial Plan Termination, as determined by Us.

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(T) PREMIUM TAX - The amount of tax, if any, charged by the state or municipality. We may deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time Purchase Payments are made, but no earlier than when We have a tax liability under state law.

(U)PURCHASE PAYMENTS - Payments You make to this contract.

(V) SEPARATE ACCOUNT - the Separate Account(s) indicated in the Contract Specifications which We established under Connecticut Insurance Laws and complies with New York Insurance Laws, and which purchases shares of the Underlying Funds for this class of contracts and certain other contracts.

(W) SEPARATION FROM SERVICE - The termination or permanent severance of the Participant's employment with the employer for any reason that is a separation from service within the meaning of the Plan. However, termination of a Participant's employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless the Participant actually loses his/her job or is not immediately included in a pension or profit sharing plan of the successor employer.

(X) SURRENDER - Funds distributed from the contract for retirement, Separation from Service, loans, hardship withdrawals, death, disability, minimum distribution, return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract Discontinuance, or transfers to other Plan funding vehicles. Such surrenders may or may not be subject to charges.

(Y)SURRENDER DATE - The date We receive Your Written Request for a Surrender.

(Z) UNDERLYING FUND - An open-ended diversified investment management company indicated on the Contract Specifications which is an underlying funding option for the Separate Account.

(AA) VALUATION DATE - The date on which the Separate Account is valued.

(BB) NEXT VALUATION DATE - If you submit a Written Request to Us for a transaction that requires valuation of the funding options under this Contract, the Next Valuation Date (when those funds will be valued) will be:

     1) The day the Written Request was received if prior to the close of regular trading on the New York Stock Exchange (except for when trading is restricted due to an emergency as defined by the Securities and Exchange Commission); or

     2)  The next day regular trading on the New York Stock Exchange occurs.

(CC) VALUATION PERIOD - The period between successive valuations.

(DD) VARIABLE ANNUITY - An Annuity with payments which vary with the net investment results of the Separate Account.

(EE) WE, OUR, US - The MetLife Insurance Company of Connecticut.

(FF) WRITTEN REQUEST - A written form satisfactory to Us and received at Our Office.

(GG) YOU, YOUR - The contract owner.

(HH) YOUR ACCOUNT - Accumulation Units credited to You under this contract.

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                               PURCHASE PAYMENTS

PURCHASE PAYMENT

The Purchase Payments are the payments You make to this contract. An initial lump sum Purchase Payment must be made to the contract and is due and payable before the contract becomes effective. Each Purchase Payment is payable to Us at Our Office. The minimum Purchase Payment is shown on the Contract Specifications page.

Net Purchase Payments are that part of the Purchase Payments applied to the contract. The net Purchase Payment is equal to the Purchase Payment less any applicable Premium Tax.

ALLOCATION OF PURCHASE PAYMENTS

The initial net Purchase Payment will be applied within two business days after it is received in good order at Our Office. Any subsequent net Purchase Payments will be credited to Your Account using the Accumulation Unit Value determined after We receive those payments at Our Office. Each net Purchase Payment will be allocated to the Underlying Funds in the proportion specified by You for this contract. By Written Request, You may change Your choice of Underlying Funds or allocation percentages. The available Underlying Funds to which assets may be allocated may be subsequently added or deleted.

The net Purchase Payments will be allocated to an account established for You by Us. At Your direction, We will deposit all net Purchase Payments to Your Account, satisfy all distribution requests from this account, and provide periodic reports to You as described in the "Required Reports" provision. You may contact Us at Our Office for information about this contract or Your Account. The Plan Administrator will be responsible for maintaining the individual records for each Participant.

                          GENERAL CONTRACT PROVISIONS

OWNER

This contract belongs to You. You have sole power while the contract is in force to exercise any rights given in the contract. In order to maintain tax qualification, this contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose except as may be required or permitted under applicable sections of the Internal Revenue Code.

CREDITOR CLAIMS

No right or benefit to You, the Annuitant or Beneficiary under this contract shall be subject to the claims of creditors or any legal process other than to the extent permitted by law.

CONTROL OF THE CONTRACT

All rights in the contract rest with You, and You are entitled to all amounts held under this contract. You may elect to exercise any options allowed by the contract with respect to Your Account. Elections made under the contract must be made by a Written Request, unless another manner is mutually agreed upon.

THE CONTRACT

The entire contract between You and Us consists of the contract and all attached pages.

CONTRACT CHANGES

The only way this contract may be changed is by a written endorsement signed by one of Our officers.

SUBSTITUTION OF UNDERLYING FUNDS

If it is not possible to continue to offer an Underlying Fund, or in Our judgment becomes inappropriate for the purposes of this contract, We may substitute another Underlying Fund without Your consent. Substitutions may be made with respect to both existing investments and investment of future Purchase Payments subject to applicable law. However, no such substitution will be made without notice to You and without prior approval of the New York Insurance Department and the Securities and Exchange Commission, to the extent required by law. New Funding Options may be added at any time.

INCONTESTABILITY

We will not contest this contract from its Contract Date.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year, We will furnish a report to You which will show the number of Accumulation Units credited to this contract in each Underlying Fund and the corresponding Accumulation Unit Values as of the date of the report.

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VOTING RIGHTS

If required by federal law, You may have the right to vote at the meetings of the Shareholders of the Underlying funds. If You have voting rights, We will send a notice to You telling You the time and place of a meeting. The notice will also explain matters to be voted upon and how many votes You may exercise.

MORTALITY AND EXPENSES

Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of the variable annuity payments after such payments have commenced.

NON-PARTICIPATING

This contract does not share in Our surplus earnings, so You will receive no dividends under it.

CONTRACT MODIFICATION

We reserve the right to modify this contract to qualify it under all related laws and regulations which are in effect during the term of this contract. We will obtain the approval of any regulatory authority needed for the modifications.

STATE LAWS

This contract is governed by the law of the state in which it is issued for delivery. We may, at any time, make any changes, including retroactive changes, in this contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values for any Valuation Period (1) when the New York Stock Exchange is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Underlying Funds is not reasonably practicable or it is not reasonably practicable to determine the value of the Underlying Fund's net assets; or (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders. Any provision of this contract which specifies a Valuation Date will be superseded by this Emergency Procedure.

RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNT

We will have exclusive and absolute ownership and control of the assets of the Separate Account. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business We conduct. Our determination of the value of an Accumulation Unit and an Annuity Unit by the method described in this contract will be conclusive. Income, gains and losses, whether or not realized from assets allocated to a Separate Account shall be credited to or charged against such account without regard to other income, gains or losses or the insurer.

We will maintain in each Separate Account assets with a value at least equal to the amount accumulated in accordance with applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account.

                             VALUATION INFORMATION

NUMBER OF ACCUMULATION UNITS

The number of Accumulation Units to be credited for each Underlying Fund once a Purchase Payment has been received by Us will be determined by dividing the net Purchase Payment allocated to each Underlying Fund by the corresponding Accumulation Unit Value of that Underlying Fund.

ACCUMULATION UNIT VALUE

The initial value of an Accumulation Unit for each Underlying Fund is set at $1.000000. We determine the value of an Accumulation Unit on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the net investment factor for that Underlying Fund for the Valuation Period just ended. The value of the an Accumulation Unit on any date other than a Valuation Date will be equal to its value on the Next Valuation Date.

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                                      10

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Underlying Fund from one Valuation Period to the next. The net investment factor for an Underlying Fund for any Valuation Period is equal to the sum of 1.000000 plus the net investment rate.

Each Underlying Fund's net investment rate for a Valuation Period is equal to the gross investment rate for that Underlying Fund less the applicable daily mortality and expense risk deduction. The mortality and expense risk deduction is shown on the Contract Specifications page.

The gross investment rate of an Underlying Fund for a Valuation Period is equal to (1) divided by (2) where

     (1) is:

         (a) investment income; plus

         (b) capital gains and losses, whether realized or unrealized; less

         (c) a deduction for any expenses levied against the Separate Account and its Underlying Funds; and

     (2) is the amount of the net assets at the beginning of the Valuation
         Period.

The gross investment rate for an Underlying Fund may be either positive or negative. Underlying Fund assets are based on the net assets held in the Underlying Fund. Investment income includes any distribution whose ex-dividend date occurs during the Valuation Period.

                      TRANSFERS BETWEEN UNDERLYING FUNDS

You may transfer all or any part of Your Cash Value, subject to the restrictions as noted on the Contract Specifications page and in the Fixed Account Rider, if applicable, from one Underlying Fund to any other Underlying Fund available under Your Plan.

We reserve the right to limit the number of transfers in an account between Underlying Funds. The minimum number of transfers allowed are shown on the Contract Specifications.

Transfers between Underlying Funds will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Underlying Fund. The Number of Accumulation Units will be determined by using the Accumulation Unit Value of the Underlying Funds involved as of the Next Valuation Date after We receive notification of request for transfer. Transfers will be subject to any applicable Underlying Fund Transfer Charge stated on the Contract Specifications page.

Your right to make transfers is subject to limitations or modification by Us if We determine, in Our sole opinion, that the exercise of the right by one or more owners with interests in the Underlying Fund is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by Us to be to the disadvantage of other owners. We will notify You, in writing, in advance of any restrictions on transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Underlying Funds and may include:

     (a) the requirement of and no more than one transfer per six month period;

     (b) requiring that You deliver an originally executed Written Request for a transfer to Our Office;

     (c) any restriction imposed by an Underlying Fund.

Frequent requests from owners to make transfers/reallocations may dilute the value of the Underlying Funds' shares if the frequent transfers/reallocations involve an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Funds and the reflection of that change in the Underlying Funds' share price ("arbitrage trading"). Arbitrage trading may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect contract owners and other persons who may have an interest in the certificates (e.g., Annuitants and Beneficiaries). We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. The Underlying Funds have their own policies and procedures with respect to frequent transfers of their respective shares and we reserve the right to enforce these policies and procedures. We may also conduct monitoring of transfers based upon a request by a portfolio manager of an Underlying Fund. When we deter such trades, we may impose restrictions based upon our policies and procedures.

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         TRANSFERS FROM UNDERLYING FUNDS TO CONTRACTS NOT ISSUED BY US

You may transfer all or any part of Your Account's Cash Surrender Value, subject to the restrictions as noted on the Contract Specifications page and in the Fixed Account Rider, if applicable, to any contract not issued by Us. Such transfers may be subject to Amounts Deducted on Surrender as shown on the Contract Specifications page.

                  TRANSFERS FROM OTHER CONTRACTS ISSUED BY US

We may allow You to transfer funds held by You in another group Annuity contract issued by Us to this contract without applying deferred sales charges or surrender charges to the funds being transferred. Once the transfer is complete and We have established an account for You at Your direction, new deferred sales charge or surrender charges may apply to this contract as shown on the Contract Specifications page.

                   TRANSFERS TO OTHER CONTRACTS ISSUED BY US

We may allow You to transfer funds held by You in this contract to another contract issued by Us without incurring a deferred sales charge or surrender charge as shown on the Contract Specifications page to the funds being transferred. Once the transfer is complete and We have established a new contract, new deferred sales charges or surrender charges may apply to the new contract in accordance with the provisions of such contract.

                        DISTRIBUTIONS FROM THE CONTRACT

CASH SURRENDER VALUE

The Cash Surrender Value will be determined as of the Next Valuation Date following receipt of Your Written Request. We may delay payment of the Cash Surrender Value in the Underlying Funds for a period of not more than seven days after We receive the request. The payment of the Cash Surrender Value of the Fixed Account, may be delayed as described in the Fixed Account Rider, if applicable. We will pay interest on delayed Cash Surrender Value payments in accordance with applicable regulations or laws of the state of New York.

                               CONTRACT CHARGES

AMOUNTS DEDUCTED ON SURRENDER

The applicable Amounts Deducted on Surrender are shown on the Contract Specifications page. These amounts as well as the mortality and expense risk deduction may be reduced or eliminated to the extent that We anticipate lower sales expenses or perform fewer sales services due to:

     1.  the size of the group participating in the contract;

     2.  an existing relationship to the contract owner;

     3.  use of mass enrollment procedures, or;

     4. performance of sales functions by a third party, which We would otherwise perform.

                      CONTRACT DISCONTINUANCE PROVISIONS

You may discontinue this contract by Written Request at any time for any reason.

If the contract is discontinued because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value may be distributed directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

If the Plan is terminated or the contract discontinued by You for any other reason, then upon discontinuance of the contract then the following rules apply.

On the date We receive Your Written Request to discontinue the contract, or We receive notice that is satisfactory to Us of Plan Termination, We will:

     a)  accept no further payments for this contract; and

     b) pay You the Cash Surrender Value of the Underlying Funds in a lump sum; and

     c) pay You any Fixed values as described in the Fixed Account Rider, if applicable.

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We reserve the right to discontinue this contract if

     a) the Cash Value of the contract is less than the Termination Amount shown on the Contract Specifications page; or

     b) We determine that the Plan or administration of the Plan is not in conformity with applicable law.

Within 31 days after We notify You in writing of Our intent to discontinue the contract:

     1.  accept no further payments for this contract; and

     2.  pay You the Cash Value of the Underlying Funds; and

     3.  pay You any Fixed Account Cash Value if applicable.

If this contract is discontinued, We will distribute the values, as applicable under the terms described above to You at the most current address available on Our records. Discontinuance of this contract will not affect payments We are making under any Annuity options which began before the date of discontinuance.

                             SETTLEMENT PROVISIONS

ELECTION OF SETTLEMENT OPTIONS

Any amount distributed from the contract may be applied to any one of the Annuity options described below.

Election of any of these options must be made by Written Request to Our Office at least 30 days prior to the date such election is to become effective. The form of such Annuity option shall be determined by You. The following information must be provided with any such request:

     a) the Participant's name, address, date of birth, social security number; and

     b) the amount which is to be distributed in the form of an Annuity option; and

     c)  the Annuity option which is to be purchased; and

     d)  the date the Annuity option payments are to begin; and

     e) if the form of the Annuity provides a death benefit in the event of the Participant's death, the name, relationship and address of the Beneficiary as designated by You; and

     f)  any other data that We may require.

The Beneficiary, as specified in item (e) above, may be changed by You as long as We are notified by Written Request while the Annuitant is alive. If the Beneficiary designation is irrevocable, such designation cannot be changed or revoked without the consent of the Beneficiary. After We receive the Written Request and the written consent of the Beneficiary (if required), the new Beneficiary designation will take effect as of the date the notice is signed. We have no further responsibility for any payment We made before the Written Request.

MINIMUM AMOUNTS

The minimum Cash Value amount that can be placed under an Annuity option is $2,000 unless We consent to a lesser amount. If any periodic payments due are less than $100, We reserve the right to make payments at less frequent intervals.

MISSTATEMENT

If an Annuitant's date of birth was misstated, all benefits of this contract are what the Cash Value would have purchased at the correct age on the date of issue of the Annuity option elected. If an overpayment has occurred, the overpaid amount will be charged an interest rate as specified on the Contract Specifications page, per annum. This amount will be deducted from the subsequent annuity payments as necessary. If an underpayment has occurred, the underpaid amount will be credited an interest rate as specified on the Contract Specifications page, per annum. This amount due will be added to subsequent annuity payments as necessary. Proof of the Annuitant's age may be filed at any time at Our Office.

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RETIRED LIFE CERTIFICATE

We will issue to each person to whom Annuity benefits are being paid under this contract, a retired life certificate setting forth the benefits to which such person is entitled under this contract.

ALLOCATION OF AN ANNUITY

When an Annuity option is elected, You may further elect to have the Cash Value attributable to a Participant applied to provide a Variable Annuity, a Fixed Annuity, or a combination of both.

If no election is made to the contrary, the value held in an Underlying Fund will be applied to provide an Annuity which varies with the investment experience of that same Underlying Fund. You may elect to transfer all or any part of the Cash Value from one Underlying Fund to another, as described in the provision "Transfer Between Underlying Funds," in order to reallocate the basis on which Annuity payments will be determined. Once annuity payments start, You may, with Our consent, change the allocation of Your values in each Funding Option.

                               VARIABLE ANNUITY

RELATION OF VARIABLE ANNUITY PAYMENTS TO THE SEPARATE ACCOUNT

Once variable annuity payments have begun, neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversly affect the dollar amount of variable annuity payments.

AMOUNT OF FIRST PAYMENT

The LIFE ANNUITY TABLES are used to determine the first monthly Annuity payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Value attributable to a Participant as of 14 days before the date Annuity payments start. We reserve the right to require satisfactory proof of the age of any person on whose life Annuity payments are based before making the first payment under any of these options.

ANNUITY UNIT VALUE

The initial value of an Annuity Unit for each Underlying Fund was set at $1.000000. On any Valuation Date, the Annuity Unit Value for an Underlying Fund equals the Underlying Fund Annuity Unit Value on the immediately preceding Valuation Date, multiplied by the net investment factor for that Underlying Fund for the Valuation Period just ended, divided by the Assumed Daily Net Investment Factor. The Assumed Daily Net Investment Factor is shown on the Contract Specifications page.

The value of an Annuity Unit as of any date other than a Valuation Date will be equal to its value as of the Next Valuation Date.

NUMBER OF ANNUITY UNITS

We determine the number of Annuity Units credited to the Annuitant's account in each Underlying Fund by dividing the basic first monthly Annuity payment attributable to that Underlying Fund by the Underlying Fund's Annuity Unit Value as of 14 days before the due date of the first Annuity payment.

AMOUNT OF SECOND AND SUBSEQUENT PAYMENTS

The dollar amount of any or all payments made to an Annuitant after the first payment may change from month to month based on the net investment results of the Underlying Fund(s). The total amount of each Annuity payment made to an Annuitant will be equal to the sum of the payments in each Underlying Fund allocated to that Annuitant's account.

The actual amount of the payments made to an Annuitant in each Underlying Fund is found by multiplying the number of Annuity Units credited to the Annuitant's account in that Underlying Fund by the applicable Annuity Unit Value of the Underlying Fund as of the date 14 days prior to the date on which the payment is due.

                                 FIXED ANNUITY

A Fixed Annuity is an Annuity with payments which remain fixed as to dollar amount throughout the payment period. The dollar amount of the first Fixed Annuity payment will be calculated as described above in the "Amount of First Payment" provision. All subsequent payments will be in the same amount and that amount will be assured throughout the payment period.

BETTERMENT OF RATES

We guarantee that any annuity purchased with respect to an amount equal to the Plan participant's account value as determined at the time of its commencement shall not be less than that which would be provided by the application of such amount to purchase a single consideration immediate annuity offered by Us or Our affiliates at that time for other group annuity contracts, which other contracts are determined in good faith by Us to be substantially similar to this Contract as to class, size, and date of issue.

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                                ANNUITY OPTIONS

Subject to conditions stated in ELECTION OF SETTLEMENT OPTIONS and MINIMUM AMOUNTS, all or any part of the Cash Value of this contract may be paid to the Annuitant under one or more of the options below.

OPTION 1. LIFE ANNUITY - NO REFUND

We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based, ending with the last monthly payment preceding death.

OPTION 2. LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS ASSURED

We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based and under the conditions stated below.

If at the death of the Annuitant, payments have been made for less than 120, 180, or 240 months, as elected, We will continue to make payments to the designated Beneficiary during the remainder of the period.

OPTION 3. LIFE ANNUITY-CASH REFUND

We will make monthly Annuity payments during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the dollar value of the excess, if any, of (a) over (b) where, for a Variable Annuity:

     (a) is the total amount applied under the option divided by the Annuity Unit Value on the due date of the first Annuity payment; and

     (b) is:

         (1) the number of Annuity Units represented by each payment; times

         (2) the number of payments made;

and for a Fixed Annuity:

     (a) is the Cash Value applied on the Annuity Commencement Date under this option; and

     (b) is the dollar amount of Annuity payments already paid.

OPTION 4. JOINT AND LAST SURVIVOR LIFE ANNUITY

We will make monthly Annuity payments during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

OPTION 5. JOINT AND LAST SURVIVOR LIFE ANNUITY--ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE

We will make monthly Annuity payments to the Annuitant during the joint lifetime of two persons selected. One of the two persons will be designated as the primary payee. The other will be designated as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

OPTION 6. PAYMENTS FOR A FIXED PERIOD

We will make monthly payments for the period selected. If at the death of the Annuitant, payments have been made for less than the period selected, We will continue to make payments to the designated Beneficiary during the remainder of that period.

OPTION 7. OTHER ANNUITY OPTIONS

We will make other arrangements for Annuity payments as may be mutually agreed upon by You and Us.

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                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                      PURCHASED WITH EACH $1,000 APPLIED

                  OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

 MALE AND
  FEMALE
 ADJUSTED       NUMBER OF MONTHLY PAYMENTS GUARANTEED              CASH
   AGE         NONE         120          180          240         REFUND
    50         3.95         3.93         3.90         3.86         3.81
    51         4.03         4.00         3.97         3.91         3.87
    52         4.10         4.08         4.04         3.97         3.93
    53         4.19         4.15         4.11         4.04         3.99
    54         4.27         4.24         4.18         4.10         4.06
    55         4.37         4.32         4.26         4.17         4.13
    56         4.47         4.42         4.34         4.23         4.20
    57         4.57         4.51         4.43         4.30         4.27
    58         4.68         4.61         4.51         4.37         4.35
    59         4.80         4.72         4.60         4.44         4.44
    60         4.93         4.83         4.70         4.52         4.52
    61         5.07         4.95         4.80         4.59         4.62
    62         5.21         5.07         4.90         4.66         4.71
    63         5.36         5.20         5.00         4.74         4.81
    64         5.53         5.34         5.11         4.81         4.92
    65         5.70         5.48         5.21         4.88         5.03
    66         5.89         5.62         5.32         4.95         5.15
    67         6.08         5.78         5.43         5.01         5.28
    68         6.29         5.94         5.54         5.08         5.41
    69         6.51         6.10         5.66         5.13         5.54
    70         6.75         6.27         5.76         5.19         5.69
    71         7.00         6.45         5.87         5.24         5.84
    72         7.28         6.63         5.98         5.29         6.00
    73         7.57         6.82         6.08         5.33         6.17
    74         7.89         7.01         6.18         5.36         6.35
    75         8.23         7.20         6.27         5.40         6.54

Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

Calendar year in which
  first payment is due      2001 - 2010  2011 - 2020  2021 - 2030  2031 and later
Adjusted age is actual age    minus 1      minus 2      minus 3       minus 4

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                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                      PURCHASED WITH EACH $1,000 APPLIED

                OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

  MALE AND
   FEMALE
  ADJUSTED
    AGES        50         55         60         65         70         75
     50        3.53       3.65       3.74       3.81       3.87       3.90
     55        3.65       3.81       3.97       4.09       4.19       4.26
     60        3.74       3.97       4.19       4.40       4.57       4.70
     65        3.81       4.09       4.40       4.71       4.99       5.23
     70        3.87       4.19       4.57       4.99       5.42       5.82
     75        3.90       4.26       4.70       5.23       5.82       6.43

 OPTION 5 - JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF
                                 PRIMARY PAYEE

  MALE AND
   FEMALE
  ADJUSTED
    AGES        50         55         60         65         70         75
     50        3.73       3.79       3.84       3.88       3.91       3.93
     55        3.97       4.07       4.16       4.23       4.28       4.31
     60        4.25       4.40       4.53       4.65       4.74       4.81
     65        4.57       4.77       4.97       5.16       5.32       5.46
     70        4.92       5.17       5.45       5.74       6.01       6.25
     75        5.29       5.61       5.99       6.40       6.82       7.22

Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

Calendar year in which
  first payment is due      2001 - 2010  2011 - 2020  2021 - 2030  2031 and later
Adjusted age is actual age    minus 1      minus 2      minus 3       minus 4

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                                ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                      PURCHASED WITH EACH $1,000 APPLIED

                  OPTION 6 - PAYMENTS FOR A DESIGNATED PERIOD

                         MONTHLY                                 MONTHLY
      NUMBER             PAYMENT              NUMBER             PAYMENT
     OF YEARS             AMOUNT             OF YEARS             AMOUNT
        5                 17.91                 18                 5.96
        6                 15.14                 19                 5.73
        7                 13.16                 20                 5.51
        8                 11.68                 21                 5.32
        9                 10.53                 22                 5.15
        10                 9.61                 23                 4.99
        11                 8.86                 24                 4.84
        12                 8.24                 25                 4.71
        13                 7.71                 26                 4.59
        14                 7.26                 27                 4.47
        15                 6.87                 28                 4.37
        16                 6.53                 29                 4.27
        17                 6.23                 30                 4.18

The dollar amounts of the monthly Annuity payments for the Sixth Option are based on a net investment rate of 3% per annum.

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               FLEXIBLE PREMIUM GROUP VARIABLE ANNUITY CONTRACT

          TAX QUALIFIED                             NON-PARTICIPATING

                                    RIDERS

                                 ENDORSEMENTS

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